Exhibit 99.1

NewsRelease

DYNAMICS RESEARCH CORPORATION 1955-2005 DRC 50 years

60 FRONTAGE ROAD, ANDOVER, MASSACHUSETTS 01810	TEL. 978/475-9090	FAX: 978/289-1887
DYNAMICS RESEARCH CORPORATION
REPORTS HIGHER REVENUES FOR SECOND QUARTER 2005
Increase of 17% year over year
Andover, Mass.—August 2, 2005—Dynamics Research Corporation (Nasdaq: DRCO) today reported revenues of $76.2 million and net income of $3.3 million, including $1.2 million of gain from the sale of stock, for the second quarter ended June 30, 2005. Earnings per diluted share were $0.36, including $0.13 attributable to the sale of stock, for the second quarter ended June 30, 2005. This compares with revenues of $65.0 million and net income of $2.2 million, or $0.24 per diluted share, for the same period in 2004.
Regarding performance for the quarter, James P. Regan, President, Chairman and CEO, said, “I am pleased that the operating results were consistent with our expectations, demonstrating further progress towards the achievement of our business objectives.”
“During the second quarter we received several strategically important contract awards that will fuel organic growth. Our pipeline is up sharply, our win rate is strong and the outlook remains positive,” Regan added.
Given the uncertainty of timing of awards under the recently awarded DESP II contract, DRC revised guidance for 2005. The company currently estimates revenues in the range of $312 to $318 million and earnings per diluted share in the range of $1.28 to $1.33 including the $0.13 per share impact of the sale of stock during the second quarter. For the third quarter of the year the company expects to book revenues in the range of $80 to $82 million and report earnings per diluted share of $0.31 to $0.33.
The company will conduct a conference call tomorrow, August 3, 2005 at 8:30 a.m. ET to discuss its second quarter results and the outlook for 2005 in more detail. The call will be available via telephone at (800) 946-0744, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888) 203-1112, passcode #6487550, beginning at 10:30 a.m. August 3, 2005 through 11:59 p.m. August 10, 2005.
About Dynamics Research Corporation
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit the website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Elise Caffrey, Vice President & Treasurer
(978) 289-1545, ecaffrey@drc.com

ATTACHMENT I
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three months ended
	June 30,
	2005	2004

Contract revenue	$74,539	$63,065
Product sales	1,649	1,885

Total revenue	76,188	64,950

Cost of contract revenue	62,947	54,158
Cost of product sales	1,297	1,359
Selling, general and administrative expenses	6,686	4,935
Amortization of intangible assets	765	381

Total operating costs and expenses	71,695	60,833

Operating income	4,493	4,117
Interest expense, net	(1,046)	(361)
Other income	2,077	56

Income before provision for income taxes	5,524	3,812
Provision for income taxes	2,251	1,613

Net income	$3,273	$2,199

Earnings per common share
Basic	$0.37	$0.26
Diluted	$0.36	$0.24

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,743,516	8,461,945
Dilutive effect of options and restricted stock grants	458,497	557,194

Weighted average shares outstanding — diluted	9,202,013	9,019,139

ATTACHMENT II
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Six months ended
	June 30,
	2005	2004

Contract revenue	$146,378	$123,702
Product sales	3,352	3,316

Total revenue	149,730	127,018

Cost of contract revenue	123,753	105,995
Cost of product sales	2,706	2,500
Selling, general and administrative expenses	12,707	10,270
Amortization of intangible assets	1,519	762

Total operating costs and expenses	140,685	119,527

Operating income	9,045	7,491
Interest expense, net	(2,132)	(574)
Other income	2,102	437

Income before provision for income taxes	9,015	7,354
Provision for income taxes	3,651	3,111

Net income	$5,364	$4,243

Earnings per common share
Basic	$0.62	$0.50
Diluted	$0.58	$0.47

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,719,577	8,428,105
Dilutive effect of options and restricted stock grants	487,458	570,234

Weighted average shares outstanding — diluted	9,207,035	8,998,339

ATTACHMENT III
DYNAMICS RESEARCH CORPORATION
CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$814	$925
Accounts receivable, net	36,986	45,978
Unbilled expenditures and fees on contracts in process	53,031	48,119
Prepaid expenses and other current assets	3,821	5,668

Total current assets	94,652	100,690

Property, plant and equipment, net	22,655	22,139
Goodwill	63,055	63,055
Intangible assets, net	10,000	11,519
Unbilled expenditures and fees on contracts in process	6,489	2,203
Other noncurrent assets	3,148	5,528

Total assets	$199,999	$205,134

Liabilities and stockholders’ equity
Current portion of long-term debt	$8,357	$8,357
Notes payable and revolver	3,013	10,000
Accounts payable	19,920	20,550
Accrued payroll and employee benefits	19,069	17,914
Deferred income taxes	16,321	15,418
Other accrued expenses	3,102	4,447
Discontinued operations	106	422

Total current liabilities	69,888	77,108

Long-term debt	47,306	51,485
Deferred income taxes	1,015	591
Accrued pension liability	8,409	11,336
Other long-term liabilities	6,529	3,296

Stockholders’ equity	66,852	61,318

Total liabilities and stockholders’ equity	$199,999	$205,134

ATTACHMENT IV
DYNAMICS RESEARCH CORPORATION
SUPPLEMENTAL INFORMATION (unaudited)

(dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Capital expenditures	$1,208	$1,025	$2,426	$2,182

Depreciation	$966	$898	$1,908	$1,772

Bookings	$44,191	$41,941

	June 30,
	2005	2004

Funded backlog	$154,277	$123,369

Employees	1,905	1,653